Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of Common Stock, $0.10 par value per share, of The Children’s Place Retail Stores, Inc., and that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of this 27th day of July, 2007.

D. E. Shaw Laminar Portfolios, L.L.C. By: D. E. Shaw & Co., L.L.C., as managing member By: /s/Julius Gaudio Managing Director
D. E. Shaw & Co., L.L.C. By: /s/Julius Gaudio Managing Director D. E. Shaw & Co., L.P. By:/s/Julius Gaudio Managing Director
David E. Shaw By: /s/Julius Gaudio Attorney-in-Fact for David E. Shaw